EXHIBIT 3




                              FINANCIAL STATEMENTS

                         PERDIGAO S.A. AND SUBSIDIARIES


                     YEARS ENDED DECEMBER 31, 2002 AND 2001
                       WITH REPORT OF INDEPENDENT AUDITORS

                         PERDIGAO S.A. AND SUBSIDIARIES


                              FINANCIAL STATEMENTS

                     Years ended December 31, 2002 and 2001



                                    Contents



Report of Independent Auditors................................................1

Audited Financial Statements

Balance Sheets................................................................2
Statements of Income..........................................................4
Statements of Shareholders' Equity............................................5
Statements of Changes in Financial Position...................................6
Notes to Financial Statements.................................................7

A FREE TRANSLATION FROM PORTUGUESE INTO ENGLISH OF REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENTS PREPARED IN BRAZILIAN REAIS IN ACCORDANCE WITH THE ACCOUNTING PRACTICES ORIGINATING IN BRAZIL'S CORPORATION LAW


                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
PERDIGAO S.A.

We have audited the accompanying individual balance sheet of PERDIGAO S.A. (Company) and the consolidated balance sheet of PERDIGAO S.A. AND SUBSIDIARIES (Consolidated) as of December 31, 2002, prepared in Brazilian currency in accordance with Brazil's Corporation Law, and the related individual and consolidated statements of income, shareholders' equity and changes in financial position for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements.

We have conducted our audits in accordance with generally accepted auditing standards in Brazil and comprised: (a) the planning of our work, taking into consideration the materiality of balances, the volume of transactions and the accounting and internal control systems of the Company and its subsidiaries; (b) the examination, on a test basis, of documentary evidence and accounting records supporting the amounts and disclosures in the financial statements; and (c) an assessment of the accounting practices used and significant estimates made by management, as well as an evaluation of the overall financial statement presentation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the individual financial position of PERDIGAO S.A. and the consolidated financial position of PERDIGAO S.A. AND SUBSIDIARIES as of December 31, 2002, and the results of their operations, the changes in their shareholders' equity and the changes in their financial position for the year then ended, in conformity with the accounting practices originating in Brazil's Corporation Law.

The financial statements related to the year ended December 31, 2001 were examined by other independent auditors, who issued their unqualified report dated February 6, 2002.


                           Sao Paulo, January 24, 2003


                                  ERNST & YOUNG
                          Auditores Independentes S.C.
                                CRC 2SP015199/O-6


                              Luiz Carlos Passetti
                                   Accountant

A FREE TRANSLATION FROM PORTUGUESE INTO ENGLISH OF FINANCIAL STATEMENTS PREPARED IN BRAZILIAN CURRENCY, IN ACCORDANCE WITH THE ACCOUNTING PRACTICES ORIGINATING IN BRAZIL'S CORPORATION LAW


                         PERDIGAO S.A. AND SUBSIDIARIES

                                 BALANCE SHEETS
                           December 31, 2002 and 2001
                             (In thousand of reais)

                                                                                 COMPANY                    CONSOLIDATED
                                                                          ----------------------------------------------------------
ASSETS                                                                      2002         2001            2002            2001
                                                                          ------------ ------------  --------------- ---------------

Current assets:
   Cash                                                                        33               51           50,954           11,757
   Short-term cash investments                                                -                -            853,294          391,219
   Trade accounts receivable                                                  -                -            197,520          256,308
   Dividends and interest on shareholders' equity
      receivable                                                              -             38,547              -                -
   Inventories                                                                -                -            594,228          318,675
   Recoverable taxes                                                        1,281            6,595           99,868           45,301
   Deferred taxes                                                           3,345              -             24,170            1,029
   Sundry receivables                                                         158               84           42,318           18,766
                                                                        ---------        ---------        ---------        ---------
Total current assets                                                        4,817           45,277        1,862,352        1,043,055
                                                                        ---------        ---------        ---------        ---------

Noncurrent assets:
   Long-term cash investments                                                 -                -             47,129          328,249
   Recoverable taxes                                                          -                -              7,305            4,755
   Deferred taxes                                                             200              202           36,295           35,314
   Notes recoverable                                                          -                -             20,543           18,012
   Judicial deposits                                                        2,735            2,349           13,352            7,993
   Sundry receivables                                                          35               35           11,111            9,268
                                                                        ---------        ---------        ---------        ---------
                                                                            2,970            2,586          135,735          403,591
                                                                        ---------        ---------        ---------        ---------

Permanent assets:
   Investments in subsidiaries                                            675,176          666,509              -                -
   Other investments                                                          -                -                442              483
   Property, plant and equipment                                              -                -            934,097          903,640
   Deferred charges                                                           -                -             74,608           73,325
                                                                        ---------        ---------        ---------        ---------
                                                                          675,176          666,509        1,009,147          977,448
                                                                        ---------        ---------        ---------        ---------
Total assets                                                              682,963          714,372        3,007,234        2,424,094
                                                                        =========        =========        =========        =========

See accompanying notes.


                                                                            COMPANY                   CONSOLIDATED
                                                                          ----------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY                                        2002         2001            2002            2001
                                                                          ------------ ------------  --------------- ---------------

Current liabilities:
   Loans, financing and debentures                                               -               -         1,262,192         696,639
   Trade accounts payable                                                        -               -           278,607         151,292
   Salaries and related charges                                                  262             231          49,119          48,756
   Taxes payable                                                                  41             310          24,837          34,840
   Dividends and interest shareholders' equity payable                           115          35,177             115          35,177
   Due to related parties                                                         91           5,311             -               -
   Participation of management and employees                                     -               -               693          13,648
   Sundry payables                                                                25              25          51,599          33,661
                                                                           ---------       ---------       ---------       ---------

Total current liabilities                                                        534          41,054       1,667,162       1,014,013
                                                                           ---------       ---------       ---------       ---------

Noncurrent liabilities:
   Loans, financing and debentures                                               -               -           531,421         598,771
   Taxes and social charges payable                                              -               -             3,479          20,721
   Deferred taxes                                                                -               -             7,502           8,210
   Provisions for contingences                                                   510             510         122,030         109,571
                                                                           ---------       ---------       ---------       ---------
                                                                                 510             510         664,432         737,273
                                                                           ---------       ---------       ---------       ---------

Shareholders' equity:
   Capital paid in                                                           490,000         415,433         490,000         415,433
   Capital reserves                                                              -               142             -               142
   Income reserves                                                           191,919         257,233         185,640         257,233
                                                                           ---------       ---------       ---------       ---------
                                                                             681,919         672,808         675,640         672,808
                                                                           ---------       ---------       ---------       ---------

Total liabilities and shareholders' equity                                   682,963         714,372       3,007,234       2,424,094
                                                                           =========       =========       =========       =========

See accompanying notes.


                         PERDIGAO S.A. AND SUBSIDIARIES

                              STATEMENTS OF INCOME
                     Years ended December 31, 2002 and 2001
                 (In thousands of reais, except per share data)


                                                                                COMPANY                     CONSOLIDATED
                                                                      --------------------------------------------------------------
                                                                           2002         2001            2002            2001
                                                                      ----------       ----------       ----------       ----------
Gross operating revenues:
   Domestic sales                                                            -                -          2,135,761        1,754,564
   Export Sales                                                              -                -          1,205,948        1,034,845
                                                                      ----------       ----------       ----------       ----------
                                                                             -                -          3,341,709        2,789,409
Sales deductions                                                             -                -           (424,330)        (355,706)
                                                                      ----------       ----------       ----------       ----------
Net operating revenues                                                       -                -          2,917,379        2,433,703
Cost of sales                                                                -                -         (2,103,944)      (1,633,483)
                                                                      ----------       ----------       ----------       ----------
Gross profit                                                                 -                -            813,435          800,220
                                                                      ----------       ----------       ----------       ----------
Operating income (expenses):
   Selling expenses                                                          -                -           (554,449)        (400,907)
   General and administrative expenses                                      (941)            (761)         (39,295)         (35,108)
   Mangement fees                                                         (1,550)          (1,405)          (5,478)          (5,166)
   Financial income (expenses), net                                          285            1,811         (219,207)        (120,752)
   Equity pickup                                                          12,641          169,754            9,784            7,266
   Other operating expenses                                                  -                -             (2,243)          (2,503)
                                                                      ----------       ----------       ----------       ----------
                                                                          10,435          169,399         (810,888)        (557,170)
                                                                      ----------       ----------       ----------       ----------
Operating income                                                          10,435          169,399            2,547          243,050
Nonoperating expenses, net                                                   -                (77)            (223)          (3,987)
                                                                      ----------       ----------       ----------       ----------
Income before taxes and participations                                    10,435          169,322            2,324          239,063
Income and social contribution taxes                                       4,076           (1,075)           6,601          (57,168)
Employees' profit sharing                                                    -                -               (693)         (10,838)
Management bonus                                                             -                -                -             (2,810)
                                                                      ----------       ----------       ----------       ----------
Net income for the year                                                   14,511          168,247            8,232          168,247
                                                                      ==========       ==========       ==========       ==========

Earnings per share outstanding at end of the year - R$                      0,33             3,78              -                -
                                                                      ----------       ----------       ----------       ----------

EBITDA                                                                       -                -            293,481          421,280
                                                                      ----------       ----------       ----------       ----------

See accompanying notes.


                         PERDIGAO S.A. AND SUBSIDIARIES

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                     Years ended December 31, 2002 and 2001
                             (In thousand of reais)

                                                                  PAIN-IN                  RESERVES          RETAINED
                                                                              --------------------------
                                                                  CAPITAL         CAPITAL       INCOME       EARNINGS        TOTAL
                                                                 -------------------------------------------------------------------
Balance at December 31, 2000                                         415,433           39       139,459           -         554,931
Tax incentives                                                           -            103           -             -             103
Net income for 2001                                                      -            -             -         168,247       168,247
Appropriation of income:
   Legal reserve                                                         -            -           8,413        (8,413)          -
   Reserve for capital increase                                          -            -          33,650       (33,650)          -
   Reserve for expansion                                                 -            -          75,711       (75,711)          -
   Dividends and interest on shareholders' equity -
     R$ 1.340 per share outstanding at year-end                          -            -             -         (50,473)      (50,473)
                                                                 -------------------------------------------------------------------
Balance at December 31, 2001                                         415,433          142       257,233           -         672,808
Capital increase with reserves                                        74,567         (142)      (74,425)          -             -
Net income for 2002                                                      -            -             -          14,511        14,511
Appropriation of income:
   Legal reserve                                                         -            -             726          (726)          -
   Reserve for capital increase                                          -            -           2,902        (2,902)          -
   Reserve of expansion                                                  -            -           5,483        (5,483)          -
   Interest on shareholders' equity -
     R$ 0.12132 per share outstanding at year-end                        -            -             -          (5,400)       (5,400)
                                                                 -------------------------------------------------------------------
Balance at December 31, 2002                                         490,000          -         191,919           -         681,919
                                                                 ==================================================================

See accompanying notes.


                         PERDIGAO S.A. AND SUBSIDIARIES

                   STATEMENTS OF CHANGES IN FINANCIAL POSITION
                     Years ended December 31, 2002 and 2001
                             (In thousands of reais)

                                                                                     COMPANY                  CONSOLIDATED
                                                                            --------------------------------------------------------
                                                                               2002          2001          2002          2001
                                                                            --------------------------------------------------------
Sources of working capital
From operating (see below)                                                    1,486             -           158,071         278,377
  Long-term financing                                                           -               -           390,097         298,647
  Transfer from noncurrent to current assets                                    -               -           404,747          22,177
  Disposal and transfer of property, plant and equipment                        -               -             6,952           9,858
  Dividend and interest on shareholders' equity                               5,400          56,567             -               -
  Others                                                                        -               103           1,391           4,295
                                                                           --------------------------------------------------------
                                                                              6,886          56,670         961,258         613,354
                                                                           ========================================================

Applications of working capital
  In operations (see below)                                                     -             1,474             -               -
  In dividends and interest on shareholders' equity                           5,400          50,473           5,400          50,473
  In investments                                                              1,426             -               311          28,285
  In property, plant and equipment                                              -               -           106,523         118,578
  In deferred charges                                                           -               -            12,787          15,453
  Transfer from noncurrent to current liabilities                               -               -           630,875         340,644
  In long-term investments                                                      -               -            14,713         295,326
  In other                                                                      -             2,334          24,501           9,716
                                                                           --------------------------------------------------------
                                                                              6,826          54,281         795,110         858,475
                                                                           ========================================================

Increase (decrease) in working capital                                           60           2,389         166,148        (245,121)
                                                                           ========================================================

Changes in working in capital:
  At beginning of the year                                                    4,223           1,834          29,042         274,163
  At end of year                                                              4,283           4,223         195,190          29,042
                                                                           --------------------------------------------------------
 Increase (decrease) in working capital                                          60           2,389         166,148        (245,121)
                                                                           ========================================================

Sources from / Application in operations:
  Net income for the year                                                    14,511         168,247           8,232         168,247
  Depreciation, amortization and depletion                                      -               -            81,511          64,966
  Deferred taxes (IRPJ/CSLL)                                                      2             (79)         (4,053)         (7,682)
  Provisions for contingences                                                    63              96          (4,976)            361
  Net financial charges on long-term items                                     (449)            (61)         87,869          55,842
  Equity pickup                                                             (12,641)       (169,754)         (9,784)         (7,266)
  Result from disposal and write-off permanent assets                           -               -              (574)          3,547
  Others                                                                        -                77            (154)            362
                                                                           --------------------------------------------------------
                                                                              1,486          (1,474)        158,071         278,377
                                                                           ========================================================

See accompanying notes.

                         PERDIGAO S.A. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                             (In thousands of reais)


1.    OPERATIONS

      Perdigao S.A. is the holding company of the Perdigao Group companies, whose principal activities are the raising, production and slaughtering of poultry (chicken, Chester(R), turkeys and other) and porkers, industrialization and/or commercialization of refrigerated products, frozen pasta and vegetables, and soybean by-products.


2.    PREPARATION AND PRESENTATION OF FINANCIAL STATEMENTS

      For the preparation of the financial statements the same practices used in the prior year were applied, which are in conformity with Brazil's Corporation Law and the complementary provisions of the CVM - Comissao de Valores Mobiliarios (Brazilian Securities Commission).


3.    SUMMARY OF PRINCIPAL ACCOUNTING PRACTICES

      The principal accounting practices used in the preparation of the financial statements are as follows:

      a)  Short and long-term cash investments

          Are stated at their original amounts plus earnings to the balance sheet date, not exceeding market value (Note 4).

      b) Trade accounts receivable

         Are presented net of the allowance for doubtful accounts, which was constituted based on the analysis of outstanding credits taking into consideration their realization risks, and in an amount considered sufficient by Company management to cover eventual losses on collection.

      c) Inventories

         Are valued at average acquisition of formation costs, not exceeding replacement cost or realization value (Note 5).

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


3.    SUMMARY OF PRINCIPAL ACCOUNTING PRACTICES (Continued)

      d) Income and social contribution taxes

         Are registered based on taxable income in accordance with the legislation and tax rates in effect, which are 15% plus 10% surtax applicable on income in excess to the limit established for income tax and 9% for the social contribution tax.

         Deferred income and social contribution taxes were computed based on their effective tax rates and recorded in current and noncurrent assets and current and noncurrent liabilities as a result of the temporary differences considered when computing the taxes, as well as on tax losses compensable with income taxes due, as mentioned in Note 7. The Company performed analyses, which show that these taxes are recoverable through its future operations.

      e) Investments

         Investments in subsidiaries are valued by the equity method and other investments at acquisition cost, reduced to market value, when applicable (Note 8). The financial statements of subsidiaries abroad were translated into reais based on the exchange rate in effect at the year-end for balance sheet accounts and the monthly average exchange rate for operating result accounts, following the same accounting principles of the parent company.

      f) Property, plant and equipment

         Are shown at acquisition, formation or construction cost. Depreciation is calculated by the straight-line method, based on the rates mentioned in Note 9 and depletions based on utilization, absorbed in production cost or directly charged to operating results. Interest incurred on new capitalizations was allocated to the costs of construction in progress.

      g) Deferred charges

         Are stated at acquisition cost, absorbed in production costing or directly in operating results for the year and amortized as mentioned in Note 10.

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


3.    SUMMARY OF PRINCIPAL ACCOUNTING PRACTICES (Continued)

      h) Monetary restatement and rights and obligations charges

         Are calculated to the balance sheet date, when applicable, and reflected in the operating results for the year.

      i) Provisions for contingencies

         Are recorded based on the analyses of the contingencies, taking into account the risks and estimates, which are considered adequate by management and its legal advisors to cover eventual losses (Note 12).

      j) Consolidation

         The consolidated financial statements exclude current accounts, loans and income and expenses between the consolidated companies, and the unrealized income as well as investments in subsidiaries.

      k) Operating results

         Income and expenses are recognized on the accrual basis.

4.    SHORT AND LONG-TERM CASH INVESTMENTS - CONSOLIDATED

                                                          2002              2001
                                                         -----------------------
      Local currency:
      Fixed income funds                                  208,076       131,068
        Interbank Deposit Certificates (CDI)              136,939        65,884
      Long-term interest rate (TJLP) + interest            26,582        45,761
      National Treasury Bills (LTN)                             -        45,702
                                                         -----------------------
                                                          371,597       288,415
                                                         -----------------------
      Foreign currency:
      Central Bank Notes (NBC - E)                        370,413       334,474
      National Treasury Notes (NTN - D)                    42,519        27,992
      Overnight investments                                91,352        59,014
      Other                                                24,542         9,573
                                                         -----------------------
                                                          528,826       431,053
                                                         -----------------------
                                                          900,423       719,468
                                                         =======================
      Short-term                                          853,294       391,219
      Long-term                                            47,129       328,249

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


5.    INVENTORIES - CONSOLIDATED

                                                              2002        2001
                                                         -----------------------
      Finished products                                     203,231      74,986
      Work in process                                        20,601      14,083
      Raw materials                                          63,059      18,691
      Production supplies and packaging material             68,954      53,359
      Breeding stock (poultry, turkeys and porker)          212,357     139,879
      Advances to suppliers and imports in progress          26,026      17,677
                                                         -----------------------
                                                            594,228     318,675
                                                         =======================


6.    RECOVERABLE TAXES

                                                             COMPANY                   CONSOLIDATED
                                                        -------------------------------------------------
                                                          2002          2001          2002          2001
                                                        -------------------------------------------------
     ICMS tax                                                -             -        34,971         21,412
      Income tax                                         1,280         6,595        14,066         16,437
      IPI tax and PIS/COFINS presumed credit                 -             -        40,736         12,150
      PIS tax                                                -             -        15,586              -
      Other                                                  1             -         1,814             57
                                                        -------------------------------------------------
                                                         1,281         6,595       107,173         50,056
                                                        =================================================

      Short-term                                         1,281         6,595        99,868         45,301
      Long-term                                              -             -         7,305          4,755


      The recoverable taxes relate to credits to be realized by the Company and its subsidiaries through compensation with taxes due.

      In 2002, the Company recognized the credits related to a judicial process, which challenged the decree-laws that modified the PIS tax computation method established by Complementary Law No. 7/70, during the period from July 1989 to June 1995. Such credits amounted to R$ 18,011.


7.    INCOME (IRPJ) AND SOCIAL CONTRIBUTION (CSLL) TAXES

      The deferred income and social contribution tax assets and liabilities were constituted taking into consideration the tax rates in effect in the coming year and are composed as follows:

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


7.    INCOME (IRPJ) AND SOCIAL CONTRIBUTION (CSLL) TAXES (Continued)

                                                                COMPANY                  CONSOLIDATED
                                                ---------------------------------------------------------
                                                          2002          2001          2002          2001
                                                ---------------------------------------------------------
      Deferred IRPJ and CSLL assets on:
        Tax losses                                       2,460             -        16,624         1,778
        CSLL negative calculation basis                    885             -         7,546         1,668
        Provision for contingencies                         37            37        25,525        24,279
        Other temporary differences                        163           165        10,770         8,618
                                                         3,545           202        60,465        36,343

      Short-term                                         3,345             -        24,170         1,029
      Long-term                                            200           202        36,295        35,314


      Deferred IRPJ and CSLL liabilities on:
        Realizable revaluation reserve                       -             -         4,957         5,140
        Accelerated depreciation, with
      incentives                                             -             -         2,545         3,070
                                                ---------------------------------------------------------
                                                             -             -         7,502         8,210
                                                =========================================================


      The estimated period for the realization of the tax credits constituted on tax losses is less than 12 months, and, accordingly, they are classified as short-term. The tax credits constituted on the provisions for contingencies will be realized as the processes are judged and, consequently, there is no estimation for realization, thus being classified as long-term.


      The following amounts related to current and deferred IRPJ and CSLL taxes were recorded in the year:


                                                               COMPANY                   CONSOLIDATED
                                                         ------------------------------------------------
                                                          2002          2001         2002           2001
                                                         ------------------------------------------------
      Current IRPJ and CSLL taxes                            -       (1,152)      (17,131)       (50,907)
      Compensation of taxes paid by
         subsidiaries abroad                               733             -             -              -
      Deferred IRPJ and CSLL taxes                       3,343            77        24,830        (6,261)
      Financial statements translation effect of
         subsididaries abroad                                -             -       (1,098)              -
                                                         ------------------------------------------------
                                                         4,076       (1,075)         6,601       (57,168)
                                                         ================================================

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


7.    INCOME (IRPJ) AND SOCIAL CONTRIBUTION (CSLL) TAXES (Continued)

      The reconciliation of taxes charged to operations of the year is as follows:


                                                                                    COMPANY                         CONSOLIDATED
                                                                     -------------------------------------------------------------
                                                                       2002             2001               2002            2001
                                                                     -------------------------------------------------------------
      Income before income taxes, statutory
            participation and reversal of interest
            on shareholders' equity                                   10,435           169,322             2,324           239,063
      Statutory participations                                           -                 -                (693)          (13,648)
      Interest on shareholders' equity                                   -               3,567            (5,400)          (48,000)
      Equity pickup                                                  (12,641)         (169,754)           (9,784)           (7,266)
      Management bonus                                                   -                 -               2,812               795
      Taxable result of subsidiaries abroad                           (9,726)              -                 -                 -
      Other                                                              (56)               27             2,424               524
                                                                     -------------------------------------------------------------
      Calculation basis                                              (11,988)            3,162            (8,317)          171,468
      Tax rate                                                            34%               34%               34%               34%
                                                                     -------------------------------------------------------------
      IRPJ and CSLL taxes on income                                    4,076            (1,075)            2,828           (58,299)
      Tax incentives                                                     -                 -                 530             1,131
      Recovery of tax on net income (ILL)                                -                 -               3,611               -
      Tax rate difference of subsidiaries abroad                         -                 -                (368)              -
                                                                     -------------------------------------------------------------
                                                                       4,076            (1,075)            6,601           (57,168)
                                                                     =============================================================


8.    INVESTMENTS IN SUBSIDIARIES

      The consolidated financial statements for the years ended December 31, 2002 and 2001 comprise Perdigao S.A. and the following subsidiaries:


                                                                       PARTICIPATION IN CAPITAL - %
                                                             -----------------------------------------------
                                                                     2002                       2001
                                                             -----------------------  ----------------------
                                                             DIRECT      INDIRECT       DIRECT      INDIRECT
                                                             --------  -------------  -----------  ---------
      Perdigao Agroindustrial S.A.                            100.0            -         100.0            -
      Perdigao Export Ltd.                                    100.0            -         100.0            -
      Perdigao Overseas S.A.                                  100.0            -         100.0            -
      Perdigao UK Ltd.                                        100.0            -             -            -
      Perdigao Holland B.V.                                   100.0            -             -            -
      PDA Distribuidora de Alimentos Ltda.                      1.0         99.0           1.0         99.0
      Highline International Ltd.                                 -        100.0             -        100.0
      BFF Trading S.A.                                            -        100.0             -         50.0
      BFF International Ltd.                                      -        100.0             -            -

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


8.    INVESTMENTS IN SUBSIDIARIES (Continued)

      The movement of investments in subsidiaries is as follows:


                                              PERDIGAO     PERDIGAO     PERDIGAO                 PERDIGAO          TOTAL
                                             AGROINDUS-    OVERSEAS      EXPORT    PERDIGAO      HOLLAND     -----------------------
                                             TRIAL S.A.      S.A.          LTD.     UK LTD.       B.V.       12/31/02    12/31/01
                                             ---------------------------------------------------------------------------------------
      Paid-in capital                          480,000       24,256           35       1,078          742         -            -
      Share/quotaholders' equity               658,546       13,871          -           537        2,222         -            -
      Net operating result for the
      year                                       9,447       (7,020)         -          (475)       1,451         -            -
      Investment at equity                     658,546       13,871          -           537        2,222     675,176      666,509
      Investment before equity                 653,535       13,258          -           -            -       666,509      553,322
      Payment of capital                           -            -            -           854          572       1,426          -
      Interest on share/quotaholders'
          equity                                (5,400)         -            -           -            -        (5,400)     (56,567)
      Equity pickup                              9,447       (7,020)         -          (475)       1,451       3,403      162,738
      Prior year's inventory profit                -            -            -           -            -           284          -
      Exchange gain on investments/
         tax incentives                            964        7,633          -           158          199       8,954        7,016
      Exchange gain on indirect
          investments                              -            -            -           -            -           830          250

      On October 28, 2002, Perdigao S.A. and Sadia S.A. terminated the joint venture formed on August 29, 2001 in the companies BRF Trading S.A. and BRF International Ltd. These companies, under the new denominations of BFF Trading S.A. and BFF International Ltd., are now wholly owned subsidiaries of Perdigao Agroindustrial S.A. and Perdigao Overseas S.A., respectively. The amount of the transaction totaled R$ 311, corresponding to 50% of the respective shareholders' equity.


9.    PROPERTY, PLANT AND EQUIPMENT (PP&E) - CONSOLIDATED


                                                       ANNUAL                     COST                            RESIDUAL VALUE
                                                    DEPRECIATION      --------------------------------------------------------------
                                                       RATES - %           2002              2001              2002            2001
                                                    --------------------------------------------------------------------------------

Buildings and betterments                               4 to 10          483,212          463,944            373.030        370.016
Machinery and equipment                                10 to 20          531,696          469,060            347.690        324.883
Electric and hydraulic installations                         10           34,866           33,511             25.471         26.809
Forests and reforestations                              Various           14,994           13,539             12.140         11.118
Other                                                  10 to 20           19,728           17,537             11.090         10.086
Land                                                     84,782           86,953                              84.782         86.953
Construction in progress                                 79,894           73,775                              79.894         73.775
                                                                       -------------------------------------------------------------
                                                                       1,249,172        1,158,319            934.097        903.640
                                                                       =============================================================


      During 2002, the Company capitalized the amount of R$ 6,286 related to interest on financing of construction in progress. Interest is being capitalized up to the time of transfer of construction in progress to fixed assets in use, as from which date depreciation is computed at usual depreciation rates.

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


9.    PROPERTY, PLANT AND EQUIPMENT (PP&E) - CONSOLIDATED (Continued)

      On April 1, 2002, the subsidiary Perdigao Agroindustrial S.A. disposed of the fixed asset and inventories of the Mococa, State of Sao Paulo unit for the amount of R$ 6,093, resulting in a loss of R$ 1,698, without affecting the results due to a provision for losses constituted in prior years.

      The investments projected in the capital expenditure budget for 2003, shown below, will be achieved with own resources and those obtained from financial institutions.


      Rio Verde, State of Goias unit                                                         26,636
      New projects for the current industrial plants and commercial area                     62,277
      Automation, production and improvement projects at industrial plants,
         commercial and administrative areas                                                 18,239
                                                                                            -------
                                                                                            107,152
                                                                                            =======


10.   DEFERRED CHARGES - CONSOLIDATED


                                           ANNUAL                  COST                  RESIDUAL VALUE
                                         MORTIZATION    -----------------------------------------------
                                          A RATE - %         2002         2001        2002          2001
                                         --------------------------------------------------------------
      Preoperating expenses at the
         Rio Verde, Goias unit             5 to 10         55,636       49,329      51,264       47,437
      Implantation of an integrated
         management system (SAP R/3)         20            25,026       20,519       9,300        9,348
       Premium on acquisition of
          Participation                      20            18,888       18,888      11,836       15,613
      Other                                Various          2,857        1,183       2,208          927
                                                          ----------------------------------------------
                                                          102,407       89,919      74,608       73,325
                                                          ==============================================


      The preoperating expenses of the Rio Verde, GO unit were deferred and will be amortized in proportion to the use of production capacity up to mid-2003, when full capacity will be achieved, and from there on at the annual rate of 10%. The realization of the premium generated from the acquisition of Frigorifico Batavia S.A., incorporated by subsidiary Perdigao Agroindustrial S.A. on March 26, 2001, is based on the expectation of future profitability, estimated over a 5-year period.

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


11.   LOANS, FINANCING AND DEBENTURES - CONSOLIDATED

            MATURITY                          2002             2001
            -------------------------------------------------------
            Long-term:
               2003                              -          332,287
               2004                        272,411           71,446
               2005                        104,950           61,647
               2006                         45,448           39,468
               2007                         41,859           36,274
               2008 to 2024                 66,753           57,649
                                           531,421          598,771


      Loans, financing and debentures, by funding line and the respective interest rates are as follows:


      LINE                         ANNUAL WEIGHTED AVERAGE RATES                   2002             2001
      ---------------------------------------------------------------------------------------------------
      SHORT-TERM
      Local currency:
      Production               8.75% and 13.80% + TR (*)                         208,505          141,068
      Working capital          1.27% + TJLP (**)                                  91,545          120,264
      PP&E                     2.55% + TJLP (**)                                  54,065           46,347
      Debentures               6.00% + TJLP (**)                                  12,471           10,315
                                                                              ---------------------------
                                                                                 366,586          317,994
                                                                              ---------------------------
      Foreign currency:
      Working capital          5.17% + exchange variation (US$)                  402,175          144,009
      Exp. adv. (ACC)          6.69% + exchange variation. (US$)                 486,688          227,805
                               8.91% + exchange variation. (US$ and
      PP&E                   -    other currencies)                                6,743            6,831
                                                                              ---------------------------
                                                                                 895,606          378,645
                                                                              ---------------------------
                                                                               1,262,192          696,639
                                                                              ===========================
      LONG-TERM
      Local currency:
      Working capital          5.85%                                              57,200          136,248
      PP&E                     2.52% + TJLP (**)                                 142,660          173,404
      Debentures               6.00% + TJLP (**)                                  64,580           73,899
                                                                              ---------------------------
                                                                                 264,440          383,551
                                                                              ---------------------------
      Foreign currency:
      Working capital          5.11% + exchange variation. (US$)                 247,925          187,082
      Exchange (ACC)           8.40% + exchange variation. (US$)                   2,822           13,960
                              11.70% + exchange variation (US$ and
      PP&E                        other currencies)                               16,234           14,178
                                                                              ---------------------------
                                                                                 266,981          215,220
                                                                              ---------------------------
                                                                                 531,421          598,771
                                                                              ===========================

      (*) TR = (Referential Rate)           (**) TJLP = Long-Term Interest Rate

      Loans, financing and debentures in the total amount of R$ 254,989 (R$ 275,664 in 2001) are guaranteed by chattel mortgage, mortgage of assets and sureties given by Perdigao S.A.

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


11.   LOANS, FINANCING AND DEBENTURES - CONSOLIDATED (Continued)

      The subsidiary Perdigao Agroindustrial S.A. has a financing loan containing restrictive covenants with International Finance Corporation - IFC, with final maturity on July 15, 2005, for the current amount of R$ 47,422 (R$ 51,447 in 2001). The restrictions include, among others, distribution of dividends in excess of the minimum obligatorily and anticipated liquidation when certain financial indices (current liquidity, long-term indebtedness and debt coverage) are not met. Exceptionally, in the last quarter 2002 some indices were not met. Company management is in an advanced negotiation stage with IFC, aiming at maintaining the present maturity terms of the financing loan.

      The subsidiary Perdigao Agroindustrial S.A. issued 81,950 single debentures, fully paid-up between June 30, 1998 and November 21, 2000, to the National Bank for the Economic and Social Development (BNDES) at the nominal unit value of R$ 1 and redemption term from June 15, 2001 to June 15, 2010; up to December 31, 2002, 16,742 debentures were redeemed.


12.   PROVISIONS FOR CONTINGENCIES - CONSOLIDATED

      The Perdigao Group companies, as all other companies operating in the country, are subject to tax, legal, labor and other contingencies. Based on the analysis of the contingencies, the provisions are constituted and/or adjusted to the amount considered adequate by management and its legal advisors. At December 31, 2002, they presented the following amounts:

                                                         2002              2001
                                                   ---------------  ------------
      Tax contingencies                                 92,486            85,285
      Labor contingencies                               11,612            10,309
      Civil, commercial and other contingencies         17,932            13,977
                                                   --------------   ------------
                                                       122,030           109,571
                                                   ==============   ============



      Tax contingencies:
      Relate to administrative, judicial and ICMS tax credit processes based on the interpretation of certain state rules. In the federal sphere, they result mainly from discussions on deductions for income and social contribution tax purposes, related to the Real Plan, impugnment of PIS and COFINS tax collection on other revenues, 1% increase of the social contribution tax in the period from June to December 1999, based on writ of mandamus with a preliminary court decisions granted.

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


12.   PROVISIONS FOR CONTINGENCIES - CONSOLIDATED (Continued)

      Labor contingencies:
      Correspond to estimated losses based on history and individual analysis of labor claims, mainly related to overtime and salary inflation adjustments demanded for the periods prior to the Real Plan.

      Civil, commercial and other contingencies:
      Include, mainly, claims filed by employees on illnesses and accidents resulting from work conditions, traffic accidents, property damage, physical casualties and other. Losses are estimated by the legal advisors, based on the history and the current status of the processes.

      For the processes presently under dispute, the Perdigao Group companies made judicial deposits in the amount of R$ 13,352 (R$ 7,993 in 2001).


13.   SHAREHOLDERS' EQUITY

      a) Capital

         At December 31, 2002, capital was composed of 44,652,384 shares, of which 15,471,957 common and 29,180,427 preferred shares, all nominative, without par value. Foreign investors hold 8 common and 5,666,058 preferred shares, of which 749,660 preferred shares are represented by 374,830 ADRs.

         The Shareholders General Meeting and the Extraordinary Shareholders General Meeting, both of April 24, 2003, approved the capital increase from R$ 415,433 to R$ 490,000, without the issue of new shares, by means of capitalization of the Capital Reserves in the amount of R$ 142 and Income Reserves in the amount of R$ 74,425. On the same date, subsidiary Perdigao Agroindustrial S.A. increased its capital from R$ 374,916 to R$ 480,000, without the issue of new shares, by means of capitalization of reserves.

         The Company holds 143,495 shares of its own issue in treasury, acquired in prior years with resources originating from income reserves, at the average cost of R$ 5.68 (five reais and sixty-eight cents) per share, for future disposal or cancellation.

         The Company is authorized to increase its capital, independently of the bylaws reformation, up to the limit of 60,000,000 shares, of which 20,040,000 common and 39,960,000 preferred shares.

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


13.   SHAREHOLDERS' EQUITY (Continued)

      b) Appropriation of income

         According to the Company's bylaws and the legislation in effect, net income for the year had the following destination, "ad referendum" of the Shareholders General Meeting:

                                                                                                 2002
                                                                                               --------
         Net income for the year                                                                14,511
                                                                                               ========
         Appropriation of income:
           Legal reserve: 5% of net income for the year                                            726
           Interest on shareholders'  equity:  correspond to 37.2% of the net income for the year and 39.2% of the net income  adjusted for the legal reserve,
           of R$ 13,785                                                                          5,400
           Reserve for capital increase: 20% of net income for the year                          2,902
           Reserve for expansion: appropriation of the remaining income                          5,483
                                                                                               -------
                                                                                                14,511
                                                                                               =======


         Income reserves at the end of the year are composed of:


                                                    STATUTORY LIMIT                      BALANCES
                                                                             ---------------------------
                                                    OF CAPITAL - %                2002              2001
                                                    ------------------------ ---------------------------

         Legal reserve                                    20                   18,523            17,797
         Reserve for capital increase                     20                    2,902            73,579
         Reserve for expansion                            80                  171,309           166,672
         Treasury shares                                                        (815)             (815)
                                                                              --------------------------
                                                                              191,919           257,233
                                                                              ==========================

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


13.   SHAREHOLDERS' EQUITY (Continued)

      c) Capital composition

         The position of the controlling shareholders who are part of the shareholders' agreement and/or are holders of more than 5% of the voting capital at December 31, 2002 is as follows:


                                                             COMMON               PREFERRED
                                                           ------------          ----------
                                                             SHARES        %        SHARES      %
                                                           ------------------    -------------------
         PREVI - Caixa Prev. Func. Banco Brasil             2,865,318    18.52     3,972,428   13.61
         Fund. Telebras  Seg. Social - SISTEL               2,766,917    17.88       144,889    0.50
         PETROS - Fund. Petrobras  Seg. Soc.                2,255,562    14.58     1,905,261    6.53
         FAPES (Fund. Assist. Prev. Soc.)-BNDES             1,888,101    12.20     2,541,461    8.71
         Weg S.A. (*)                                       1,566,862    10.13     1,768,172    6.06
         REAL GRANDEZA Fundacao de A.P.A.S.                 1,579,469    10.21             -       -
         Bradesco Previdencia e Seguros S.A. (*)            1,156,411     7.47       285,720    0.98
         VALIA - Fund. Vale do Rio Doce                       303,609     1.96     1,544,786    5.29
         Telos - Fund. Embratel de Seg. Social                165,537     1.07       510,120    1.75
         Previ - Banerj                                       514,805     3.33       151,060    0.52
                                                           ----------    -----    ----------  ------
                                                           15,062,591    97.35    12,823,897   43.95
         Other                                                409,366     2.65    16,356,530   56.05
                                                           ----------    ------   ----------  ------
                                                           15,471,957    100.00   29,180,427  100.00
                                                           ==========    ======   ==========  ======


         (*) Controlling shareholders who are not part of the shareholders agreement.

         In an agreement signed by the majority shareholders of Perdigao S.A. on October 25, 1994, it was established that they would consult with each other in advance about exercising their voting rights.

      d) Dividends

         Preferred shares, in addition to the priority in repayment of capital, have the same rights than those granted to the common shares, except for the voting right. According to the Company's bylaws, all shareholders are granted a minimum obligatory dividend of 25% of net income in each year, adjusted in accordance with the legislation in force.

      e) Reconciliation of shareholders' equity and operating results for the year

         The difference between the shareholders' equity and the operating results for the year between the Company and the Consolidated as of December 31, 2002 refers to the elimination of unrealized profit on the subsidiaries' inventories in the amount of R$ 6,279.

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


14.   FINANCIAL INSTRUMENTS - CONSOLIDATED

      The Perdigao Group companies have transactions involving financial instruments, exclusively related to their activities, aiming at reducing the exposure of their operating assets and liabilities to market, currency and interest rate risks. As of December 31, 2002, the financial instruments are as follows:

                                                   ACCOUNTING          MARKET
                                                 -------------------------------
                                                       VALUE            VALUE
                                                 -------------------------------
      Cash                                              50,954            50,954
      Short and long-term cash investments             900,423           900,423
      Trade accounts receivable                        197,520           197,520
      Investments                                          442               442
      Loans, financing and debentures              (1,883,574)       (1,883,574)
      Swap contracts                                    89,961            97,938
      Trade accounts payable                         (278,607)         (278,607)
                                                 -------------------------------
                                                     (922,881)         (914,904)
                                                 ===============================


      As of December 31, 2002, the Company had assets and liabilities exposed to exchange variation, as follows:

                                                            2002          2001
                                                       -------------------------
      Cash and short and long-term cash investments        530,456       431,434
      Trade accounts receivable                             78,018        85,628
      Loans and financing                              (1,162,587)     (593,865)
      Trade accounts payable                             (159,250)      (58,430)
                                                       -------------------------
                                                         (713,363)     (135,233)
                                                       =========================

      In addition to these instruments, subsidiary Perdigao Agroindustrial S.A. has swap contracts for U.S. dollars versus interbank deposit certificates
      (CDI) in the amount of R$ 547,411 (R$ 46,408 in 2001) with maturity between January 2003 and April 2005. The advances on export contracts in the amount of R$ 489,510 (R$ 241,765 in 2001) have natural hedges based on future export revenues, also in U.S. dollars.

      As of December 31, 2002, the Company presented a swap contracts gain in the amount of R$ 109,598 (R$ 11,298 in 2001), which was recorded as financial income (expense), net against a loans and financing reduction account.

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


14.   FINANCIAL INSTRUMENTS - CONSOLIDATED (Continued)

      In respect to its customers, subsidiary Perdigao Agroindustrial S.A. uses selection procedures and performs analyses for credit limits, maintaining allowances to cover eventual losses.

      Trade accounts payable includes cereals received on a "price to set basis", which in accordance with the usual practices of the corn and soybean markets, are determined at the time of use or setting of prices. At December 31, 2002, they are stated at market value.

      The market values of financial assets and liabilities do not differ significantly from the accounting values, to the extent they were agreed and recorded at rates and conditions practiced in the market for operations of similar nature, risk and terms. In the case of swap contracts, the market value was obtained based on the projection of the rates to the maturity of the contracts and discounted at the CDI rates.

      Executive management defines the policy for financial operations and transactions, starting with the establishment of strategies and exposure limits, previously submitted to the Board of Directors.


15.   FINANCIAL INCOME (EXPENSES), NET - CONSOLIDATED

                                                         2002             2001
                                                    ----------------------------
      Interest expenses                               (165,582)        (126,049)
      Interest income                                    70,653           78,491
      Monetary variations on liabilities              (419,236)        (149,211)
      Monetary variations on assets                     310,504           97,428
      CPMF (tax on financial movement)                 (17,156)         (15,754)
      Other income (expenses)                             1,610          (5,657)
                                                    ----------------------------
                                                       (219,207)       (120,752)
                                                    ============================


                         PERDIGAO S.A. AND SUBSIDIARIES

                    NOTES TO FINANCIAL STATEMENTS (Continued)
                           December 31, 2002 and 2001
                             (In thousands of reais)


16.   CASH FLOWS

                                                                                   COMPANY                       CONSOLIDATED
                                                                        ------------------------------------------------------------
                                                                            2002             2001            2002               2001
                                                                        ------------------------------------------------------------
      Cash flows from operating activities:
      Net income for the year                                             14,511          168,247            8,232          168,247
      Depreciation, amortization and depletion                               -                -             81,511           64,966
      Long term finance expense                                              -                -             87,869           55,842
      Equity pickup                                                      (12,641)        (169,754)             -                -
      Dividends and interest on shareholders' equity                       5,400           56,567              -                -
      Gain (loss) on disposal of permanent assets                            -                -               (574)           3,529
                                                                        ------------------------------------------------------------
                                                                           7,270           55,060          177,038          292,584
                                                                        ------------------------------------------------------------
      Changes in working capital:
      Trade accounts receivable                                              -                -             58,788          (44,065)
      Inventories                                                            -                -           (275,553)         (56,640)
      Trade accounts payable                                                 -                 (4)         127,315           24,011
      Recoverable taxes, payroll, related charges and                     (2,358           65,888
      other                                                                3,267                                 )         (140,979)
                                                                           3,267           (2,362)        (230,429)         (10,806)
        Cash provided by (used in) operating activities                   10,537           52,698          (53,391)         281,778

      Cash flows from investing activities:
      Short and long-term cash investments                                   -                -            (72,041)         (21,832)
      Additions to permanent assets                                       (1,426)             -           (119,621)        (162,316)
      Disposal and transfer of permanent assets                              -                -              6,952            9,858
                                                                        ------------------------------------------------------------
      Cash provided by (used in) investing activities                     (1,426)             -           (184,710)        (174,290)
                                                                        ------------------------------------------------------------

      Cash flows from financing activities:
      Loans, financing and debentures                                        -                -            324,775          (39,277)
      Dividends and interest on shareholders' equity                      (5,400)         (50,473)          (5,400)         (50,473)
      Other long-term receivables and payables                            (3,729)          (2,198)         (42,077)         (19,628)
                                                                        ------------------------------------------------------------
      Cash provided by (used in) financing activities                     (9,129)         (52,671)         277,298         (109,378)
                                                                        ------------------------------------------------------------
        Net increase (decrease) in cash                                      (18)              27           39,197           (1,890)
                                                                        ============================================================
      Changes in cash:
      At beginning of year                                                    51               24           11,757           13,647
      At end of year                                                          33               51           50,954           11,757
                                                                        ------------------------------------------------------------
        Net increase (decrease) in cash                                      (18)              27           39,197           (1,890)
                                                                        ============================================================

                         PERDIGAO S.A. AND SUBSIDIARIES

                           December 31, 2002 and 2001
                             (In thousands of reais)


17.   TRANSACTIONS WITH RELATED PARTIES

      Relate to loan transactions with subsidiary Perdigao Agroindustrial S.A., as follows: (a) loan balance of R$ 91 (R$ 5,311 in 2001); (b) income of R$ 1,229 (R$ 2,195 in 2001); and (c) expenses of R$ 2,167 (R$ 477 in 2001).

      The loans are subject to financial charges based on the average funding cost for the Perdigao Group companies. The operations between subsidiaries are made at usual market prices and terms.


18.   INSURANCE

      The main insurance coverage in effect at December 31, 2002, considered sufficient to cover eventual losses, is as follows: (a) named risks, comprising fire, windstorm, lighting, business interruption, among other risks, on property, plant and equipment and inventories, in the amount of R$ 1,035,241; (b) domestic and international transportation, for which the amounts are calculated based on the registered cargo. and (c) other coverage, including cash, civil responsibilities, vehicles and containers.


19.   MORTGAGES AND GUARANTEES - CONSOLIDATED

      The Perdigao Group companies have granted R$ 1,074,960 (R$ 819,673 in
      2001) of guarantees, R$ 657,587 (R$ 626,514 in 2001) of mortgages on properties and guarantees, R$ 5,719 (R$ 10,844 in 2001) of fiduciary liens as collateral for loans, financing and debentures, and R$ 77,288 (R$ 53,430 in 2001) of mortgages on properties for the guarantee of other obligations, all in connection with normal operations.

20.   GOVERNMENT TAX RECOVERY PROGRAM (REFIS) - CONSOLIDATED

      On December 28, 2000, Perdigao Agroindustrial S.A. reached an agreement under the REFIS program, canceling certain litigations; the balance at December 31, 2002 of R$ 1,463 is represented by three installments of R$ 488, plus financial charges based on the TJLP rate, registered in taxes payable in current liabilities. The debt is guaranteed by real estates in the amount of R$ 20,195.

      During this year, 38 installments were compensated with tax credits acquired from third parties and the parent company.


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


                         PERDIGAO S.A. AND SUBSIDIARIES

                    NOTES TO FINANCIAL STATEMENTS (Continued)
                           December 31, 2002 and 2001
                             (In thousands of reais)


21.   EMPLOYEES' PROFIT SHARING

      Perdigao Agroindustrial S.A. finalized a profit sharing and results collective agreement with the labor unions of the principal categories, for all employees, of up to 6% of net income before the profit sharing, based on performance indicators and results previously negotiated.


22.   SUPPLEMENTAL RETIREMENT PLAN

      In April 1997, Perdigao - Sociedade de Previdencia Privada (a private pension fund), sponsored by Perdigao Agroindustrial S.A., began its activities, which are to supplement the official retirement pension to the employees of the Perdigao Group companies.

      The plan is a defined contribution plan, based on the actuarial determination of benefit levels through the capitalization of contributions. As of December 31, 2002, the plan had 20,044 (17,877 in 2001) participants and net assets of R$ 33,800 (R$ 24,168 in 2001). For the year, the sponsor contributed R$ 3,409 (R$ 2,821 in 2001) to the plan, of which R$ 2,963 (R$ 2,391 in 2001) relates to current costs and R$ 446 (R$ 430 in 2001) to past service. The current liability for past services assumed at the beginning of the plan is R$ 7,279, updated based on the general price index (IGP-DI). This amount shall be paid at the maximum of 20 years as from the date of the beginning of the plan.

      The assets of the plan consist of National Treasury Notes and investment funds, totaling R$ 33,900 (R$ 24,433 in 2001).

      The contributions, on average, are divided on the basis of 2/3 for the sponsor and 1/3 for the participants, and the actuarial calculations are made by independent actuaries, in accordance with the regulations in force.


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